Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-197079) pertaining to the TimkenSteel Corporation Voluntary Investment Pension Plan of our report dated June 18, 2019, with respect to the financial statements and supplemental schedule of the TimkenSteel Corporation Voluntary Investment Pension Plan included in this Annual Report (Form 11-K) as of December 31, 2018 and 2017 and for the year ended December 31, 2018.

/s/ Meaden & Moore, Ltd.
Cleveland, Ohio
June 18, 2019